Effective Date: February 2012	Proprietary & Confidential

CODE OF BUSINESS ETHICS FOR
SENIOR EXECUTIVES AND FINANCIAL OFFICERS

VERICIMETRY FUNDS

I.	Covered Officers and Purposes of the Code

The Board of Trustees (the “Board”) of Vericimetry Funds (the “Trust”) has adopted this Code of Business Ethics for Senior Executive and Financial Officers (the “Code”).  The Code applies to the Trust’s senior executive officers and principal financial officers (together, the “Covered Officers”), and is adopted to promote:

•	honest and ethical conduct, including the ethical handling of conflicts of interest;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to the appropriate person(s) identified in the Code; and

•	accountability for adherence to the Code.

II.	Covered Officers Should “Adhere to a High Standard of Business Ethics”

Each Covered Officer owes a duty to the Trust to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual, as well as apparent, conflicts of interests.

Each Covered Officer shall:

•	observe all laws and governmental rules and regulations, accounting standards and Trust policies;

•	adhere to a high standard of business ethics; and

•	place the interests of the Trust before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards.

III.	Covered Officers Should Ethically Handle Conflicts of Interest

Guiding Principles.  A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of or his/her service to, the Trust.  A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his/her Trust work objectively and effectively.  For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Trust.  In addition, the Trust must be sensitive to situations that create apparent, if not actual, conflicts of interest.  Service to the Trust should not be subordinated to personal gain and advantage.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Trust that already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of the Covered Officers’ status as “affiliated persons” of the Trusts.  The compliance programs and procedures of the Trust and Vericimetry Advisors LLC, the Trust’s investment advisor (the “Advisor”), are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace those compliance programs and procedures.  Covered Officers must in all cases comply with applicable statutes and regulations.

Although typically not presenting an opportunity for improper personal benefit, conflicts of interest arise from, or as a result of, the contractual relationships between the Trust and the Advisor, of which the Covered Officers are also officers or employees.  As a result, it is recognized by the Boards that, subject to the Advisor’s fiduciary duties to the Trust, the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Advisor, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Advisor and the Trust.  The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationships between the Trust and the Advisor, and is consistent with the expectation of the Boards of the performance by the Covered Officers of their duties as officers of the Trust.  Such participation, if addressed in conformity with the provisions of the 1940 Act and the Advisers Act, will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act.  In reading the following examples of conflicts of interest under the Code, the Covered Officers should keep in mind that such a list cannot be exhaustive by covering every possible scenario.  It follows that the overarching principle—that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust—should be the guiding principle in all circumstances.

Each Covered Officer must:

•	avoid conflicts of interest whenever possible;

•	handle any actual or apparent conflict of interest ethically;

•
not use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust;

•	not use material, non-public knowledge of portfolio transactions made or contemplated for the Trust to profit personally, or to cause others to profit, by the market effect of such transactions; and

•
as described in more detail below, discuss any material transaction or relationship, which could reasonably be expected to give rise to a conflict of interest, with the Chief Compliance Officer of the Trust (the “Designated Ethics Officer”).  In the event the Chief Compliance Officer of the Funds is not available, the Chairman of the Audit Committee may take action required hereunder of the Designated Ethics Officer.

There are some conflict of interest situations that should always be discussed with the Designated Ethics Officer, if material.  Examples of these situations include:

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his responsibilities with the Funds;

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•
the receipt of any entertainment from any company with which the Funds have current or prospective business dealings, unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than the Advisor or any affiliated person thereof; and

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.	Disclosure

Each Covered Officer is required to be familiar and comply with the Trust’s disclosure controls and procedures so that the Trust’s subject reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, each Covered Officer having direct or supervisory authority regarding these SEC filings or the Trust’s other public communications should, to the extent appropriate within his/her area of responsibility, consult with other Fund officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer:

•	must familiarize themselves with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust; and

•
must not knowingly misrepresent, or intentionally cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Trust’s Trustees and auditors, and to governmental regulators and self-regulatory organizations.

V.	Compliance

It is the Trust’s policy to comply with all applicable laws and governmental rules and regulations.  It is the responsibility of each Covered Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters.

VI.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code, affirm in writing to the Designated Ethics Officer that he/she has received, read, and understands the Code;

•	annually thereafter affirm to the Designated Ethics Officer that he/she has received, read and understands the Code and has complied with the requirements of the Code;

•	not retaliate against any employee or Covered Officer for reports of potential violations that are made in good faith; and

•	notify the Designated Ethics Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Designated Ethics Officer is responsible for applying the provisions of the Code to specific situations in which questions arise under the Code, and the Designated Ethics Officer has the authority to interpret this Code in any particular situation.  The Designated Ethics Officer is authorized (and encouraged) to consult, as appropriate, with the Audit Committee of the Trust, the members of the Board who are not “interested persons” (together, the “Independent Trustees”), and counsel to the Funds and the Independent Trustees.

The Trust will comply with the following procedures in investigating and enforcing this Code:

•	the Designated Ethics Officer will take all appropriate action to investigate any violations and potential violations reported to her;

•	violations and potential violations will be reported to the Audit Committee after such investigation;

•
if the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will consider appropriate action, which may include the review of, and necessary modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisor or recommending the dismissal of the Covered Officer;

•
appropriate disciplinary or preventive action may include a letter of censure, suspension, dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities;

•	the Audit Committee will report to the Board any action (whether disciplinary, preventive or otherwise) taken to address violations of this Code;

•	the Audit Committee will be responsible for granting waivers and determining sanctions, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR as provided by SEC rules.

VII.	Other Policies and Procedures

The code of ethics under Rule 17j-1 under the 1940 Act, adopted by the Trust and the Advisor, are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VIII.	Amendments

This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Boards, including a majority of the Independent Trustees.

IX.	Confidentiality

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the members of the Board and their counsel, the Funds, and the Advisor.

X.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this Code of Business Ethics

Glenn Freed  - President of the Trust - (Principal Executive Officer)
Carlos Elizondo- Treasurer of the Trust - (Principal Financial Officer)